SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

May 15, 2003

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2949
Milwaukee, WI 53201
(414) 221-2345

001-01245	WISCONSIN ELECTRIC POWER COMPANY	39-0476280
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201
(414) 221-2345

WISCONSIN ENERGY CORPORATION

WISCONSIN ELECTRIC POWER COMPANY

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

On May 15, 2003, Wisconsin Electric Power Company's (the "Company") Presque Isle Power Plant in Michigan's Upper Peninsula was forced into a controlled shut down as a result of a flooding that occurred at the plant. The flooding covered the lower levels of the plant and its equipment and created problems with the plant's circulating water flow. The flooding originated with a dam failure at a facility owned by an unaffiliated company.

The Company is currently assessing the damage within and surrounding the plant. The Company will have to repair a bin wall around the plant's water intake structure and perform extensive clean-up to remove water and debris from around equipment in the plant's lower level. Subject to completion of inspection of the plant, the Company expects that it will take approximately one month to get two of the plant's nine generating units at Presque Isle back into service, which represents approximately 150 megawatts. The Company is in the process of reviewing options for replacing a portion of the Presque Isle Power Plant output in order to supply power to its 27,000 customers in Michigan's Upper Peninsula.

The Company is currently unable to estimate the total restoration costs that will be incurred due to failure of the dam. However, the Company anticipates that such costs will be mitigated through insurance and through recovery from responsible third parties. On May 21, 2003, the Public Service Commission of Wisconsin authorized Wisconsin Electric to defer costs incurred for the replacement of capacity and energy related to the flooding. Based on information known at this time, management does not believe that this incident will have a material adverse impact on the results of operation or financial condition of Wisconsin Energy Corporation or Wisconsin Electric Power Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/ STEPHEN P. DICKSON
Date: May 22, 2003	Stephen P. Dickson -- Controller and
Principal Accounting Officer

WISCONSIN ELECTRIC POWER COMPANY
(Registrant)

/s/ STEPHEN P. DICKSON
Date: May 22, 2003	Stephen P. Dickson -- Controller and
Principal Accounting Officer